EXHIBIT 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: kchapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2007 SECOND QUARTER RESULTS

Salt Lake City, Utah, Jan. 11, 2007: Schiff Nutrition International, Inc. (NYSE: WNI), today announced results for the fiscal 2007 second quarter and six months ended November 30, 2006.

Schiff Nutrition’s net sales were $38.8 million for the second quarter, compared to $35.5 million for the same period in fiscal 2006. For its fiscal 2007 second quarter, Schiff Nutrition reported net income of $2.2 million, or $0.08 per diluted share, as compared to $1.5 million, or $0.06 per diluted share, for the fiscal 2006 second quarter.

Schiff Nutrition’s net sales were $84.5 million for the six months ended November 30, 2006, compared to $83.5 million for the same period in fiscal 2006. For the first six months of fiscal 2007, Schiff Nutrition reported net income of $5.5 million, or $0.20 per diluted share, compared to $6.5 million, or $0.24 per diluted share, for the same period a year ago. Fiscal 2006 six month results were favorably impacted by the recognition of approximately $2.3 million reimbursement of import related costs, the recognition of approximately $1.6 million of non-taxable foreign currency related gain, and an overall effective tax rate of approximately 11 percent.

Bruce Wood, president and chief executive officer, stated, “We were encouraged by the 9.5 percent net sales increase in the second quarter versus the prior year period. Our overall branded sales recorded a
2.2 percent increase in the period, including a 10.5 percent increase in our flagship Move Free® brand, and our private label net revenues increased 42 percent. At the same time, we experienced strong growth in our gross margin, operating earnings, and earnings per share versus the prior year quarter.”

Wood added, “We continue to foresee very intense competitive conditions in the joint care category. We remain committed to very competitive levels of marketing support behind our Move Free Advanced initiative. We are confident in the long-term prospects for Move Free and our other Schiff® branded business, and we are continuing our efforts on organic and acquisition growth initiatives.”

Conference Call Information

Schiff Nutrition International will hold a conference call today, January 11 at 11:00 a.m. ET. The U.S. domestic access number is 866-203-3436. International participants should dial 617-213-8849. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 85570434. The telephone replay will be available through January 16, 2007.

About Schiff Nutrition

Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.
Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States), the mix between branded and private label products, the ability to grow and/or maintain branded and private label sales, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action in the United States and internationally, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

- Tables to Follow -

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2006	2005	2006	2005

Net sales	$38,817	$35,456	$84,469	$83,473
Cost of goods sold	22,640	24,246	51,176	59,554

Gross profit	16,177	11,210	33,293	23,919
Operating expenses:
Selling and marketing	8,790	6,060	17,079	12,076
Other operating expenses	4,741	3,761	9,236	6,677
Total operating expenses	13,531	9,821	26,315	18,753

Income from operations	2,646	1,389	6,978	5,166
Other income, net	728	305	1,413	2,254
Income from continuing operations before income taxes	3,374	1,694	8,391	7,420
Income taxes	1,125	89	2,879	823

Income from continuing operations	2,249	1,605	5,512	6,597
Loss from discontinued operations, net of tax	—	(70)	—	(127)

Net income	$2,249	$1,535	$5,512	$6,470

Weighted average common shares outstanding - diluted	27,330	26,866	27,322	26,820

Net income per share - diluted:
Income from continuing operations	$0.08	$0.06	$0.20	$0.25
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.08	$0.06	$0.20	$0.24

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	November 30, 2006	May 31, 2006
	(unaudited)

Cash and cash equivalents	$25,044	$24,899
Available-for-sale securities	41,507	40,120
Receivables, net	19,552	20,431
Inventories	29,423	23,515
Other current assets	4,966	4,863

Total current assets	120,492	113,828

Property and equipment, net	14,294	13,287

Other assets, net	4,581	4,500

Total assets	$139,367	$131,615

Total current liabilities	$23,997	$23,312

Deferred taxes	13	796

Stockholders’ equity	115,357	107,507

Total liabilities & stockholders’ equity	$139,367	$131,615

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